Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Enters Agreement to Acquire
Lee’s Summit Medical Office Building Near Kansas City, Missouri

Kansas City, Mo. (August 13, 2014) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has entered into an agreement to acquire Lee’s Summit Medical Office Building, an approximately 39,000-square-foot, multi-tenant medical office building in the affluent Kansas City suburb of Lee’s Summit, Missouri. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Located at 301 Northeast Mulberry, Lee’s Summit Medical Office Building is 89 percent leased to multiple tenants, including Diagnostic Imaging Centers, Saint Luke’s East Hospital and Ostetrix Medical Group. Built in 2007, the Class A building is less than half-a-mile away from the 141-bed Saint Luke’s East Hospital and within 10 miles of three other area hospitals.

“Lee’s Summit Medical Office Building is a modern facility with desirable tenancy and a premier location in a growing and affluent metro region,” said Dan Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III. “With the local hospital as a significant tenant, this building will be an excellent addition to the quickly growing portfolio of Griffin-American Healthcare REIT III.”

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit
www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 30 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 27 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.2 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.

###

This release contains certain forward-looking statements, including statements with respect to the consummation of the acquisition of Lee’s Summit Medical Office Building and the occupancy of Lee’s Summit Medical Office Building. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Lee’s Summit, Missouri; the strength and financial condition of Lee’s Summit Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.